Exhibit 99.1

FOR RELEASE: IMMEDIATELY	Media Contact:	Steve Galpin, Jr.
(908) 298-7415
	Investor Contact:	Alex Kelly
(908) 298-7436
SCHERING-PLOUGH REPORTS FINANCIAL RESULTS
FOR SECOND QUARTER OF 2007
Company Continues Strong Performance in Second Quarter of 2007,
Prepares for Integration of Organon BioSciences
KENILWORTH, N.J., July 23, 2007 – Schering-Plough Corporation (NYSE: SGP) today reported financial results for the second quarter of 2007 and commented on its planned acquisition of Organon BioSciences N.V. (OBS) including its Organon human health business and Intervet animal health business, as announced March 12, 2007.
          “Schering-Plough’s second quarter performance shows clearly that we have sustained our momentum,” said Fred Hassan, chairman and CEO. “Our strategy to grow the top line is succeeding – we have now recorded our 11th consecutive quarter of double-digit adjusted sales growth. Our strong top-line growth combined with financial discipline have produced superior EPS growth. We are advancing and expanding our research pipeline. And we look forward to adding Organon BioSciences to our company.”
          For the 2007 second quarter, Schering-Plough reported net income available to common shareholders of $517 million or 34 cents per common share on a GAAP basis. The results include charges of $106 million or 7 cents per share related to a $60 million upfront licensing payment and $46 million in items related to the planned OBS acquisition. Excluding those charges, earnings per share for the 2007 second quarter would have been 41 cents (see table below). For the 2006 second quarter, Schering-Plough reported net income of $237 million or 16 cents per common share on a GAAP basis. Excluding charges of $138 million or 9 cents per share related to actions to streamline Schering-Plough’s manufacturing operations as announced June 1, 2006 (see table below), Schering-Plough’s income in the 2006 second quarter would have been $375 million or 25 cents per share.
          GAAP net sales for the 2007 second quarter totaled $3.2 billion, up 13 percent versus the 2006 second quarter. Including an adjustment of an assumed 50 percent of global cholesterol joint venture net sales (see table below), Schering-Plough’s adjusted net sales (hereinafter referred to as “adjusted sales”) for the 2007 second quarter would have totaled $3.8 billion, a 15 percent increase compared to $3.3 billion on a similar adjusted basis in the 2006 second quarter. Schering-Plough does not record sales of its cholesterol joint venture with Merck & Co., Inc. (Merck), as the venture is accounted for under the equity method.
          On the planned OBS acquisition, the company noted that the transaction remains subject to certain closing conditions, including regulatory approvals. Hassan said, “We are making steady progress and continue to expect to close by year-end. We are moving carefully and deliberately to ensure that we execute this transaction the right way – to build strength and value for the long term.”
          He added, “We are excited about the opportunities created by Organon in gynecology, fertility, anesthesia and neuroscience. In animal health, we see great potential in bringing together our product lines with those of Intervet.” Schering-Plough’s late-stage research pipeline will also be significantly strengthened with the addition of five Phase III compounds from Organon.
          “Overall, this combination offers a strong strategic fit, a strong scientific fit, and a strong financial fit. It’s about becoming a company with greater balance in our businesses and an exciting and productive pipeline. As we prepare to complete this transaction, we are also being careful not to get distracted, knowing that sustaining the momentum in our business and research operations continues to be a top priority.”
          Reviewing second quarter results, Hassan emphasized, “We’re growing across a broad front. Seven out of our 10 largest-selling products, including VYTORIN and ZETIA, posted double-digit sales growth for the quarter,” he said. “And even with the recent arrival of multi-source U.S. generic competition, our cholesterol franchise continues to be dynamic. In fact, VYTORIN and ZETIA are the only major cholesterol-lowering brands to have grown U.S. market share in 2007.” The strategy to expand Schering-Plough’s geographic presence is paying off, with higher sales in emerging markets. Also contributing to second quarter results were solid performances from the company’s Animal Health and Consumer Health Care businesses.
          R&D remains a critical investment area for Schering-Plough as a research-based pharmaceutical company. “We are investing in internal innovation,” said Hassan, “and we are bringing in external innovation. Together, they will be the engine that drives our future growth.”
          Internally generated compounds include four that have been designated “fast-track” by the U.S. Food and Drug Administration, a status granted to compounds with the potential to address serious unmet medical needs.
     Foremost among external initiatives is the planned acquisition of Organon and Intervet. In addition, the company recently entered into three agreements, including two for Phase III compounds, with:
•	Novacea, Inc., to develop and commercialize Asentar, a Phase III compound in development for treating androgen-independent prostate cancer;

•	PeriCor Pharmaceuticals, for worldwide rights to acadesine, a Phase III development project for preventing ischemia-reperfusion injury, a life-threatening cardiac surgery complication; and

•	AVEO Pharmaceuticals, to develop and commercialize AV-299, a highly potent antagonist of hepatocyte growth factor/scatter factor, which has demonstrated efficacy in preclinical models of human cancer.
            Commenting on Schering-Plough, Hassan said: “Today, we are at an exciting time for our company, for the colleagues with us now and those who will be joining us. The OBS acquisition will be an important step in the Build the Base phase of our Action Agenda. Our company has stayed the course with its six- to eight-year road map and our employees remain focused and engaged in shaping our future. Together with Organon and Intervet, we will become a stronger company, able to do more – for our customers, for our stakeholders and for the patients who are counting on us. Together, we will work to sustain the momentum of our businesses and deliver high performance for the long term.”
Second Quarter 2007 Results
For the 2007 second quarter, Schering-Plough reported net income available to common shareholders of $517 million or 34 cents per common share on a GAAP basis. The results include charges of $106 million or 7 cents per share related to a $60 million upfront licensing payment and $46 million in acquisition-related costs (consisting of a $35 million mark-to-market loss on a Euro-denominated currency option and integration planning costs of $11 million). Excluding those charges, earnings per share for the 2007 second quarter would have been 41 cents. For the 2006 second quarter, Schering-Plough reported net income of $237 million or 16 cents per common share on a GAAP basis. Excluding charges of $138 million or 9 cents per share related to actions to streamline Schering-Plough’s manufacturing operations, Schering-Plough’s income in the 2006 second quarter would have been $375 million or 25 cents per share.
          GAAP net sales for the 2007 second quarter totaled $3.2 billion, up 13 percent as compared to the second quarter of 2006. The sales growth versus 2006 reflects a 3 percent favorable impact from foreign exchange.
          Global cholesterol joint venture net sales, which include VYTORIN and ZETIA, totaled $1.2 billion in the 2007 second quarter, a 30 percent increase compared to net sales of $958 million in the comparable 2006 period. Schering-Plough does not record sales of its cholesterol joint venture with Merck as the venture is accounted for under the equity method. Including an adjustment of an assumed 50 percent of the global cholesterol joint venture net sales, Schering-Plough’s adjusted sales for the 2007 second quarter would have been $3.8 billion, a 15 percent increase, compared to $3.3 billion on a similar adjusted basis in the 2006 second quarter.

     Overall, Schering-Plough shares in approximately 50 percent of the profits of the joint venture with Merck, although there are different profit-sharing arrangements for the cholesterol products in countries around the world. Schering-Plough records its share of the income from operations in “Equity income from cholesterol joint venture,” which totaled $490 million in the 2007 second quarter versus $355 million in the second quarter of 2006. Schering-Plough noted that it incurs substantial costs such as selling, general and administrative costs that are not reflected in “Equity income from cholesterol joint venture” and are borne by its overall cost structure. There is a separate co-marketing agreement with Bayer for ZETIA in Japan, where the product was launched in June 2007.
     Sales of REMICADE increased 28 percent to $394 million in the second quarter of 2007 due to continued market growth and expanded use across indications. REMICADE is a treatment for immune-mediated inflammatory disorders that Schering-Plough markets in countries outside the United States (except in Japan and certain other Asian markets) for rheumatoid arthritis, early rheumatoid arthritis, ankylosing spondylitis, psoriatic arthritis, plaque psoriasis, Crohn’s disease, pediatric Crohn’s disease and ulcerative colitis.
     Global sales of NASONEX, an inhaled nasal corticosteroid for allergies, rose 22 percent to $295 million versus the 2006 period, with increased sales in the United States and international markets.
     Sales of PEGINTRON for hepatitis C increased 3 percent to $234 million in the 2007 second quarter due to higher sales in Latin America and Europe, and tempered by lower sales in the United States and Japan.
     Global sales of CLARINEX, a nonsedating antihistamine, in the second quarter of 2007 were $250 million compared to $226 million in the prior period. International sales of prescription CLARITIN were $102 million in the second quarter compared to 2006 sales of $104 million.
     Sales of TEMODAR, a treatment for certain types of brain tumors, grew 26 percent to $216 million due primarily to increased sales in international markets. The growth rate for TEMODAR is expected to moderate as significant penetration in U.S. and EU markets has already been achieved for this product. Also reporting higher sales in the quarter was CAELYX, up 23 percent to $65 million.
     Among other prescription products posting higher sales in the 2007 second quarter was the antibiotic AVELOX, up 30 percent to $75 million, primarily as a result of increased market share.
     Consumer Health Care sales were $394 million in the 2007 second quarter, up 13 percent versus the 2006 period. The increase was primarily due to higher sales of OTC CLARITIN and MiraLAX, which was launched in February 2007 as the first Rx-to-OTC switch in the laxative category in more than 30 years.

          Animal Health sales increased 10 percent to $264 million, reflecting solid growth internationally, led by the poultry, companion animal, aquaculture and swine product lines, coupled with a positive impact from foreign currency exchange rates.
          Schering-Plough incurs substantial costs such as selling, general and administrative costs that are not reflected in “Equity income from cholesterol joint venture” and are borne by the overall cost structure of Schering-Plough. As a result, Schering-Plough’s gross margin and ratios of selling, general and administrative (SG&A) expenses and R&D expenses as a percentage of sales do not reflect the benefit of the impact of the cholesterol joint venture’s operating results.
          Schering-Plough’s gross margin was 69.3 percent for the 2007 second quarter as compared to 64.4 percent in the 2006 period on a GAAP basis. Gross margin in the 2006 second quarter would have been 66.4 percent when excluding $58 million in charges related to actions to streamline Schering-Plough’s manufacturing operations. The gross margin improvement was due primarily to improved product mix and cost savings from the 2006 manufacturing streamlining actions. Additionally, Schering-Plough continues to achieve greater production efficiencies and process improvements through its “Right First Time” initiative.
          SG&A expenses were $1.4 billion in the second quarter of 2007, up 11 percent versus $1.2 billion in the prior year period. SG&A in the second quarter of 2007 increased primarily due to increased promotional spending.
          Research and development spending for the 2007 second quarter increased to $696 million compared to $539 million in the second quarter of 2006. Included in R&D spending in the second quarter of 2007 was $60 million related to an upfront payment made for a licensing transaction (Novacea) that closed in the second quarter. The increase in R&D expenses was also due to higher spending for clinical trials and related activities, and investments to build greater breadth and capacity to support Schering-Plough’s progressing pipeline.
Recent Developments
The company also offered the following summary of recent significant developments that have previously been announced, including:
•	Entered into an exclusive worldwide agreement with AVEO Pharmaceuticals to develop and commercialize AV-299, a highly potent antagonist of hepatocyte growth factor/scatter factor in early development. (Announced by AVEO April 4)

•	Received a Request for Additional Information from the Federal Trade Commission (FTC) regarding Schering-Plough’s planned acquisition of Organon BioSciences. (Announced May 4)

•	Entered into an exclusive worldwide license agreement with Novacea, Inc. for the development and commercialization of Asentar (DN-101). Asentar is a novel, proprietary, high-dose oral formulation of calcitriol. (Announced May 30)

•	Reported results from a Phase III study that showed maintenance chemotherapy with CAELYX (pegylated liposomal doxorubicin hydrochloride) significantly prolonged time-to-progression in patients with metastatic breast cancer after first-line chemotherapy. (Announced June 3)

•	Announced European Commission approval of a new indication for REMICADE (infliximab) allowing for the treatment of severe, active Crohn’s disease in pediatric patients aged 6 to 17 years, who have not responded to conventional therapy or have contraindications for such therapies. (Announced June 7)

•	Announced that ZETIA (ezetimibe), a novel cholesterol-lowering agent that inhibits the absorption of cholesterol in the intestine, was available in Japan for use in patients with hypercholesterolemia, familial hypercholesterolemia or homozygous sitosterolemia. (Announced June 8)

•	Reported on data showing that patients with ankylosing spondylitis who received REMICADE over two years experienced significant improvement in spinal mobility and sustained reductions in spinal inflammation. (Announced June 15)

•	Reported on favorable rulings by the U.S. District Court for the District of Massachusetts, which dismissed all claims relating to Schering-Plough’s branded pharmaceutical products in a class action lawsuit involving several pharmaceutical companies and the setting of average wholesale prices for prescription products. (Announced June 21)

•	Gained European Commission approval for combination therapy with PEGINTRON (peginterferon alfa-2b) and REBETOL (ribavirin) for the treatment of previously untreated adult patients with chronic hepatitis C who are coinfected with clinically stable HIV. (Announced June 25)

•	Metabasis Therapeutics, Inc. announced Schering-Plough’s intention to terminate the agreements it had entered into with Metabasis and Valeant Pharmaceuticals International for the development and commercialization of pradefovir to treat chronic hepatitis B and to return all rights to the product back to Metabasis. (Announced July 17)

•	Announced the worldwide licensing of acadesine from PeriCor Pharmaceuticals. Acadesine is in Phase III clinical development for the prevention of ischemia-reperfusion injury, a life-threatening cardiac surgery complication. (Announced July 19)

Second Quarter 2007 Conference Call and Webcast
Schering-Plough will conduct a conference call today at 8 a.m. (EDT) to review the 2007 second quarter results. To listen live to the call, dial 1-877-565-9664 or 1-706-634-5003 and enter conference ID #3320866. A replay of the call will be available beginning later on July 23 through 5 p.m. on Aug. 20. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID #3320866. A live audio webcast of the conference call also will be available by going to the Investor Relations section of the Schering-Plough corporate Web site, www.schering-plough.com, and clicking on the “Presentations/Webcasts” link. A replay of the webcast will be available starting on July 23 through 5 p.m. on Aug. 20.
DISCLOSURE NOTICE: The information in this press release, the comments of Schering-Plough officers during the earnings teleconference/webcast on July 23, 2007, beginning at 8 a.m. (EDT), and other written reports and oral statements made from time to time by the company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not relate strictly to historical or current facts and are based on current expectations or forecasts of future events. You can identify these forward-looking statements by their use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “potential,” “will,” and other similar words and terms. In particular, forward-looking statements include statements relating to the company’s plans; its strategies; its progress under the Action Agenda and anticipated timing regarding future performance of the Action Agenda; business prospects; anticipated growth; timing and conditions of regulatory approvals and expected synergies related to the Organon BioSciences acquisition; ability to access the capital markets on optimal terms; prospective products or product approvals; trends in performance; anticipated timing of clinical trials and its impact on R&D spending; anticipated exclusivity periods; actions to enhance clinical, R&D, manufacturing and post-marketing systems; and the potential of certain products including VYTORIN and ZETIA. Actual results may vary materially from the company’s forward-looking statements, and there are no guarantees about the performance of Schering-Plough stock or Schering-Plough’s business. Schering-Plough does not assume the obligation to update any forward-looking statement. A number of risks and uncertainties could cause results to differ materially from forward-looking statements, including, among other uncertainties market forces; economic factors such as interest rate and exchange rate fluctuations; obtaining regulatory approvals and satisfaction of other customary closing conditions for the Organon BioSciences acquisition; the outcome of contingencies such as litigation and investigations; product availability; patent and other intellectual property protection; current and future branded, generic or over-the-counter competition; the regulatory process (including product approvals, labeling and post-marketing actions); and scientific developments relating to marketed products or pipeline projects. For further details of these and other risks and uncertainties that may impact forward-looking statements, see Schering-Plough’s Securities and Exchange Commission filings, including Part II, Item 1A, “Risk Factors” in the company’s first quarter 2007 10-Q.
          Schering-Plough is a global science-based health care company with leading prescription, consumer and animal health products. Through internal research and collaborations with partners, Schering-Plough discovers, develops, manufactures and markets advanced drug therapies to meet important medical needs. Schering-Plough’s vision is to earn the trust of the physicians, patients and customers served by its approximately 33,500 people around the world. The company is based in Kenilworth, N.J., and its Web site is www.schering-plough.com.
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SCHERING-PLOUGH CORPORATION

Report for the second quarter ended June 30 (unaudited):
(Amounts in millions, except per share figures)

	Second Quarter		Six Months
	2007	2006	2007	2006
Net sales	$3,178	$2,818	$6,153	$5,369
Cost of sales	977	1,004	1,913	1,897
Selling, general and administrative	1,358	1,224	2,572	2,310
Research and development 1/	696	539	1,403	1,020
Other income, net 2/	(16)	(19)	(62)	(52)
Special and acquisition related charges 3/	11	80	12	80
Equity income from cholesterol joint venture	(490)	(355)	(978)	(666)

Income before income taxes	642	345	1,293	780
Income tax expense	103	86	190	172

Net income before cumulative effect of a change in accounting principle	$539	$259	$1,103	$608

Cumulative effect of a change in accounting principle, net of tax	—	—	—	(22)

Net income	$539	$259	$1,103	$630

Preferred stock dividends	22	22	43	43

Net income available to common shareholders	$517	$237	$1,060	$587

Diluted earnings per common share:
Earnings available to common shareholders before cumulative effect of a change in accounting principle 4/	$0.34	$0.16	$0.70	$0.38
Cumulative effect of a change in accounting principle, net of tax	—	—	—	0.02

Diluted earnings per common share 4/	$0.34	$0.16	$0.70	$0.40

Average common shares outstanding – diluted	1,587	1,489	1,579	1,487

The company incurs substantial costs related to the cholesterol joint venture, such as selling, general and administrative costs, that are not reflected in the “Equity income from cholesterol joint venture” and are borne by the overall cost structure of Schering-Plough.

1/	Included in research and development for the three months ended June 30, 2007 is $60 million related to an upfront payment made for licensing of a product. Research and development for the six months ended June 30, 2007 includes $156 million related to upfront payments made for licensing of products.

2/	Included in other income, net for the three and six months ended June 30, 2007 are mark-to-market losses of $35 million and $31 million, respectively, related to a Euro denominated currency option related to the planned acquisition of Organon BioSciences.

3/	Included in special and acquisition related charges for the three and six months ended June 30, 2007 is $11 million and $12 million, respectively, related to the planned acquisition of Organon BioSciences.

4/	Diluted earnings per common share for the three month period ended June 30, 2007 is calculated based on net income of $539 million and average diluted shares outstanding of 1,587. Diluted earnings per common share for the six month period ended June 30, 2007 is calculated based on net income of $1.103 billion and average diluted shares outstanding of 1,579. The increase in average diluted shares outstanding in the three and six months ended June 30, 2007 is due to the preferred shares being dilutive under accounting rules. The preferred shares were not dilutive for the three and six months ended June 30, 2006.
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SCHERING-PLOUGH CORPORATION
Report for the period ended June 30 (unaudited):
GAAP Net Sales by Key Product
(Dollars in millions)

	Second Quarter			Six Months
	2007	2006	%	2007	2006	%
GLOBAL PHARMACEUTICALS	$2,520	$2,230	13%	$4,918	$4,263	15%
REMICADE	394	307	28%	767	585	31%
NASONEX	295	242	22%	579	471	23%
CLARINEX / AERIUS	250	226	11%	455	386	18%
PEGINTRON	234	226	3%	451	423	7%
TEMODAR	216	171	26%	412	334	23%
CLARITIN RX	102	104	(1%)	214	205	5%
INTEGRILIN	78	82	(5%)	163	162	—
AVELOX	75	58	30%	191	138	38%
REBETOL	74	86	(14%)	146	164	(11%)
CAELYX	65	53	23%	127	104	22%
PROVENTIL / ALBUTEROL CFC	61	63	(4%)	114	104	10%
INTRON A	55	64	(13%)	115	124	(7%)
SUBUTEX / SUBOXONE	52	53	(2%)	108	101	7%
ELOCON	43	38	12%	79	72	8%
ASMANEX	42	20	108%	85	40	112%
FORADIL	26	23	10%	52	44	17%
NOXAFIL	20	3	N/M	36	4	N/M
Other Pharmaceuticals	438	411	7%	824	802	3%

CONSUMER HEALTH CARE	394	349	13%	739	659	12%
OTC	182	149	22%	359	302	19%
OTC CLARITIN	137	111	23%	264	222	19%
Foot Care	102	96	7%	180	179	1%
Sun Care	110	104	6%	200	178	12%

ANIMAL HEALTH	264	239	10%	496	447	11%

CONSOLIDATED GAAP NET SALES	$3,178	$2,818	13%	$6,153	$5,369	15%

NOTE:	Additional information about U.S. and international sales for specific products is available by calling the company or visiting the Investor Relations Web site at http://ir.schering-plough.com.
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SCHERING-PLOUGH CORPORATION
Reconciliation of Non-U.S. GAAP Financial Measures
Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales.

	Three months ended June 30
(Dollars in millions)	(unaudited)
	2007	2006	%

Net sales, as reported	$3,178	$2,818	13%
50 percent of cholesterol joint venture net sales a/	624	479

Adjusted net sales	$3,802	$3,297	15%

	Six months ended June 30
(Dollars in millions)	(unaudited)
	2007	2006	%

Net sales, as reported	$6,153	$5,369	15%
50 percent of cholesterol joint venture net sales a/	1,199	868

Adjusted net sales	$7,352	$6,237	18%

a/	Total net sales of the cholesterol joint venture for the three months ended June 30, 2007 and 2006 were $1.2 billion and $958 million, respectively. Total net sales of the cholesterol joint venture for the six months ended June 30, 2007 and 2006 were $2.4 billion and $1.7 billion, respectively.

NOTE: Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales, is a non-U.S. GAAP measure used by management in evaluating the performance of Schering-Plough’s overall business. Schering-Plough believes that this performance measure contributes to a more complete understanding by investors of the overall results of the company. Schering-Plough provides this information to supplement the reader’s understanding of the importance to the company of its share of results from the operations of the cholesterol joint venture. Net sales (excluding the cholesterol joint venture net sales) is required to be presented under U.S. GAAP. The cholesterol joint venture’s net sales are included as a component of income from operations in the calculation of Schering-Plough’s “Equity income from cholesterol joint venture.” Net sales of the cholesterol joint venture do not include net sales of cholesterol products in non-joint venture territories.

SCHERING-PLOUGH CORPORATION
Reconciliation of Non-U.S. GAAP Financial Measures
Net income available to common shareholders and diluted earnings per common share, excluding specified items

	Three months ended
	June 30, 2007 (unaudited)
	Net income
	available to
	common	Diluted earnings
(Dollars in millions)	shareholders	per common share
As reported	$517	$0.34

Specified items

• Upfront R&D payments	60	0.04

• Acquisition related
Integration planning ($11)
Loss on currency option ($35)
Total acquisition related	46	0.03

Total specified items	106	0.07

Excluding specified items	$623	$0.41

NOTE: Net income available to common shareholders and diluted earnings per common share, excluding specified items are non-U.S. GAAP measures used by management in evaluating the performance of Schering-Plough’s overall business. Upfront licensing payments and acquisition related costs have been excluded from net income available to common shareholders as Schering-Plough does not consider these charges to be indicative of continuing operating results. Schering-Plough believes that these performance measures contribute to a more complete understanding by investors of the overall results of the company. Net income available to common shareholders and diluted earnings per common share, as reported, are required to be presented under U.S. GAAP.

SCHERING-PLOUGH CORPORATION
Reconciliation of Non-U.S. GAAP Financial Measures
Specified items related to manufacturing changes
Three months ended June 30, 2006 (unaudited)
(Dollars in millions)

	Cost of	Special
Specified items	sales	charges	Total

Accelerated depreciation	$13	$—	$13
Severance	—	25	25
Asset impairments and other	—	55	55
Inventory write-offs	45	—	45

Total specified items related to manufacturing changes	$58	$80	$138

Reconciliation of Non-U.S. GAAP Financial Measures
Three months ended June 30, 2006 (unaudited)
(Dollars in millions, except per share figures)

		Net income	Diluted
	Gross margin	available to common	earnings per
	%	shareholders	share

As reported	64.4%	$237	$0.16
Specified Items related to manufacturing changes	2.0%	138	0.09

Excluding specified items related to manufacturing changes	66.4%	$375	$0.25

NOTE: Gross margin, net income available to common shareholders and diluted earnings per share excluding specified items related to manufacturing changes are non-U.S. GAAP measures used by management in evaluating the performance of Schering-Plough’s overall business. These specified items have been excluded as Schering-Plough does not consider these charges to be indicative of continuing operating results. Schering-Plough believes that these performance measures contribute to a more complete understanding by investors of the overall results of the company. Gross margin, net income available to common shareholders and diluted earnings per share, as reported, are required to be presented under U.S. GAAP.
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